CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 8, 2006 and June 9, 2006 as to Note 24, relating to the financial statements of Vitro, S.A. de C.V. and Subsidiaries, appearing in the Annual Report on Form 20-F/A of Vitro, S.A. de C.V. and Subsidiaries for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

/s/

C.P.C. Ernesto Cruz Velazquez de Leon

Monterrey, N.L., Mexico

June 30, 2006